                                                                    Exhibit 11.1


              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
             STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
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


                                      Three Months Ended             Six Months Ended
                                           June 30,                    Ended June 30,
                                 ----------------------------  -----------------------------
                                      1997         1996              1997         1996
                                   -----------  -----------      ------------  -----------

Net income                          $  8,063     $  4,865          $ 15,153     $  9,452
                                    ========     ========          ========     ========

Weighted average number of
  common shares outstanding           49,288       46,950            49,019       46,806

Dilutive effect of common
  equivalent shares of stock
  options and warrants                 5,535        7,623             5,733        7,355
                                    --------     --------          --------     --------

Weighted average number of
  common and common equivalent
  shares outstanding                  54,823       54,573            54,752       54,161
                                    ========     ========          ========     ========

Net income per share (1)            $    .15     $    .09          $    .28     $    .18
                                    ========     ========          ========     ========

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     (1) Primary and fully diluted income per share are the same for each periods presented.